news                                                          UNIT CORPORATION
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         1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     Larry D. Pinkston
                                            President, Treasurer
                                              and Chief Financial Officer
                                            (918) 493-7700

For Immediate Release...
November 21, 2003

                      UNIT CORPORATION ANNOUNCES AGREEMENT
                      TO PURCHASE SERVICE DRILLING COMPANY

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that it has signed an agreement to acquire Serdrilco Incorporated and its subsidiary, Service Drilling Southwest LLC, a U.S. land drilling company located in Borger, Texas, for $35,000,000 in cash and an earn-out provision allowing the sellers to obtain one-half of the cash flow in excess of $10 million for each of the next three years. The acquisition includes 12 mechanical rigs, a 12-truck moving fleet, along with inventory and other equipment. The transaction is expected to close on or about December 8, 2003.

     Serdrilco, a private, Tulsa-based drilling company, has been operating in the Anadarko Basin in the Texas Panhandle for more than 50 years. All 12 of the rigs are currently under contract. The rigs range from 650 horsepower to 1,000 horsepower with depth capacities rated from 6,500 feet to 18,000 feet. In addition to the rigs, Unit will acquire a fleet of 12 trucks that enable the efficient movement of rigs to new drilling locations and a district office and equipment yard in and near Borger, Texas.

     John G. Nikkel, Chairman and Chief Executive Officer of Unit Corporation said, "These assets complement our existing operations and expands a current market area for Unit. Service Drilling Company is a respected drilling contractor in the Texas Panhandle with an established client base, an efficient operation and experienced crews. Given the declining inventory of rigs available for acquisition, we are pleased to be adding these assets to our fleet. Along with an additional rig that was built and recently placed into service, our rig fleet will total 88 land drilling rigs at the close of this acquisition."

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the possibility that the transaction discussed in this release may not close, future rig utilization and dayrates, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.